Exhibit 99.1

Business License Obtained for Cost-U-Less Store in Cayman Islands

Bellevue, WA, July 8, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced that it has been granted approval from the Cayman Islands Trade and Business Licensing Board to operate a retail and wholesale business through a controlled subsidiary organized in the Cayman Islands. This is the first in a series of steps that must be taken before a store operating under the Cost-U-Less name could be opened in the Cayman Islands.

“We have been examining the Cayman Islands market for a number of years and are delighted to make this announcement,” said J. Jeffrey Meder, the Company’s President and CEO. “Obtaining this license has been a difficult and time consuming exercise. We believe this market exhibits superior criteria that have led to the success of our business model in other Caribbean islands.”

The license allows the Company to operate as a majority owner of a new company formed for the purpose of operating the business in the Cayman Islands. The Company continues to negotiate a shareholders agreement with the proposed minority owners of the new company, as well as a lease for the new store. Also, other building and operational permits and approvals have yet to be applied for and obtained.

The Company does not have an approximate timing as to when a new store would open in the Cayman Islands, but expects that it will take twelve to eighteen months once the permitting, approval and lease process is complete.

The Cayman Islands, located in the Caribbean Sea, has a population of approximately 40,000 and a per-capita Gross Domestic Product of approximately $40,000. Consisting of three main islands, the predominant industries of the Cayman Islands are tourism and financial services. It is a British Dependent Territory where English serves as the official language. The currency is the Cayman Islands Dollar, currently fixed to the US Dollar at the rate of CI $0.82 to US$1.00.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com.

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including expected future store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. There can be no assurance that the Company will be able to negotiate the shareholders agreement with its proposed minority shareholders in the Cayman Islands company, negotiate a lease for a site for its Cayman Islands store, obtain required additional building and operating permits required in the Cayman Island, or execute its growth strategy in the Cayman Islands or in other locations, and if the Company is unable to do so, its business could suffer. In addition, new markets may present operational, competitive, regulatory and merchandising challenges that are different from those the Company currently encounters. The Company does not have operating experience in many of the markets in which it may consider opening new stores, including the Cayman Islands. There can be no assurance that the Company will be able to adapt its operations to support its expansion plans in the Cayman Islands or that any new store will be profitable. Any failure on the Company’s part to manage its growth could have a material adverse effect on its business, financial condition and operating results. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213